Exhibit 99.1

P R E S S A N N O U N C E M E N T

Progress Software Announces Second Quarter 2026 Financial Results

Revenue of $253 million grew 7% year-over-year
Annualized Recurring Revenue ("ARR") of $868 million grew 2% year-over-year

BURLINGTON, Mass., June 30, 2026 — Progress Software (Nasdaq: PRGS), the trusted provider of AI-powered digital experience and infrastructure software, today announced financial results for its fiscal second quarter ended May 31, 2026.

Second Quarter 2026 Highlights:

•Revenue of $253 million increased 7% year-over-year on an actual currency basis and 6% on a constant currency basis.
•Annualized Recurring Revenue ("ARR") of $868 million increased 2% year-over-year on a constant currency basis.
•Operating margin was 18% and non-GAAP operating margin was 40%.
•Diluted earnings per share was $0.50 compared to $0.39 in the same quarter last year, an increase of 28%.
•Non-GAAP diluted earnings per share was $1.62 compared to $1.40 in the same quarter last year, an increase of 16%.

"Q2 was another strong quarter for Progress, highlighted by broad-based demand across our portfolio and driven meaningfully by continued momentum in our AI-powered offerings," said Yogesh Gupta, CEO of Progress Software. "Our teams are executing well against our strategy, while maintaining the operational discipline that enables us to invest in innovation, strengthen the balance sheet, and continue to create long-term value for shareholders. As we look ahead, we remain confident that our customers will leverage our products to accelerate their AI and digital transformation initiatives."

Additional financial highlights included:

	Three Months Ended
	GAAP			Non-GAAP
(in thousands, except percentages and per share amounts)	May 31, 2026	May 31, 2025	% Change	May 31, 2026	May 31, 2025	% Change
Revenue	$253,465	$237,355	7%	$253,465	$237,355	7%
Income from operations	$45,202	$38,616	17%	$102,623	$95,461	8%
Operating margin	18%	16%	200 bps	40%	40%	0 bps
Net income	$21,073	$17,029	24%	$68,369	$61,749	11%
Diluted earnings per share	$0.50	$0.39	28%	$1.62	$1.40	16%
Cash from operations (GAAP) / Adjusted free cash flow (non-GAAP) / Unlevered free cash flow (non-GAAP)	$78,837	$29,996	163%	$79,206	$37,068	114%
				$91,935	$51,579	78%

See Important Information Regarding Non-GAAP Financial Measures, Liquidity Measures, and Select Performance Metrics and a reconciliation of non-GAAP adjustments to Progress' GAAP financial results at the end of this press release.

Other fiscal second quarter 2026 metrics and recent results included:

•Cash and cash equivalents were $103 million at the end of the quarter.
•Days sales outstanding was 49 days compared to 53 days in the fiscal second quarter of 2025 and 73 days in the fiscal fourth quarter of 2025.

Anthony Folger, Progress CFO, said: "Our Q2 revenues were ahead of expectations, and the outperformance was largely driven by the success of several AI powered product offerings. ARR growth was solid at 2% and our net retention rate was 100%. On the balance sheet, we paid down debt aggressively, bringing our trailing twelve-month net leverage ratio to 2.9X, and also repurchased another $35 million of shares during the quarter. We are currently well-positioned and our positive outlook is reflected in our increased guidance."

2026 Business Outlook

Progress provides the following guidance for the fiscal year ending November 30, 2026 and the fiscal third quarter ending August 31, 2026:

	Updated FY 2026 Guidance (June 30, 2026)		Prior FY 2026 Guidance (March 30, 2026)
(in millions, except percentages and per share amounts)	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenue	$990 - $1,002	$990 - $1,002	$988 - $1,000	$988 - $1,000
Diluted earnings per share	$1.60 - $1.74	$6.09 - $6.21	$1.71 - $1.87	$5.91 - $6.03
Operating margin	16%	39%	16% - 17%	39%
Cash from operations (GAAP) / Adjusted free cash flow (non-GAAP) / Unlevered free cash flow (non-GAAP)	$273 - $285	$271 - $283	$266 - $278	$263 - $275
		$323 - $334		$315 - $326
Effective tax rate	25%	20%	23%	20%

Q3 2026 Guidance
(in millions, except per share amounts)	GAAP	Non-GAAP
Revenue	$244 - $250	$244 - $250
Diluted earnings per share	$0.35 - $0.41	$1.53 - $1.59

Based on current exchange rates, the expected positive currency translation impact on our:

•Fiscal year 2026 business outlook compared to 2025 exchange rates is approximately $8.8 million on revenue.
•GAAP and non-GAAP diluted earnings per share for fiscal year 2026 is approximately $0.11.
•Fiscal Q3 2026 business outlook compared to 2025 exchange rates is approximately $0.2 million on revenue.
•GAAP and non-GAAP diluted earnings per share for fiscal Q3 2026 is approximately $0.02.

To the extent that there are changes in exchange rates versus the current environment and/or our expectations, this may have an impact on Progress' business outlook.

Conference Call

Progress will hold a conference call to review its financial results for the fiscal second quarter of 2026 at 5:00 p.m. ET on Tuesday, June 30, 2026. Participants must register for the conference call here: https://register-conf.media-server.com/register/BI4a8f3a3282e74ab2ada736bc5bd92ec1. The webcast can be accessed at: https://edge.media-server.com/mmc/p/ctm7obvp. The conference call will include comments followed by questions and answers. Attendees must register for the webcast and an archived version of the conference call and supporting materials will be available on the Progress website within the investor relations section after the live conference call.

About Progress

Progress Software (Nasdaq: PRGS) empowers organizations to achieve transformational success in the face of disruptive change. Our software enables our customers to develop, deploy and manage responsible AI-powered applications and personalized digital experiences with agility and ease. Businesses of all sizes get a trusted provider in Progress, with the products, expertise and vision they need to turn AI disruption into a competitive advantage. Millions of developers and technologists at hundreds of thousands of organizations depend on Progress every day. Learn more at www.progress.com.

Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners.

Investor Contact:	Press Contact:
Michael Micciche	Jeff Young
Progress Software	Progress Software
+1 781 850 8450	+1 781 280 4000
Investor-Relations@progress.com	PR@progress.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended			Six Months Ended
(in thousands, except per share data)	May 31, 2026	May 31, 2025	% Change	May 31, 2026	May 31, 2025	% Change
Revenue:
Software licenses	$68,979	$50,795	36%	$136,560	$109,240	25%
Maintenance, SaaS, and professional services	184,486	186,560	(1)%	364,704	366,130	—%
Total revenue	253,465	237,355	7%	501,264	475,370	5%
Costs of revenue:
Cost of software licenses	3,675	2,987	23%	6,688	5,912	13%
Cost of maintenance, SaaS, and professional services	32,259	33,764	(4)%	64,359	66,648	(3)%
Amortization of acquired intangibles	8,938	10,537	(15)%	17,689	20,959	(16)%
Total costs of revenue	44,872	47,288	(5)%	88,736	93,519	(5)%
Gross profit	208,593	190,067	10%	412,528	381,851	8%
Operating expenses:
Sales and marketing	54,341	49,677	9%	106,338	100,973	5%
Product development	48,840	46,570	5%	99,314	92,945	7%
General and administrative	32,236	25,637	26%	58,740	51,260	15%
Amortization of acquired intangibles	26,167	26,063	—%	51,784	51,871	—%
Cyber vulnerability response expenses, net	1,266	730	73%	2,624	1,467	79%
Restructuring expenses	1,480	1,043	42%	2,186	8,072	(73)%
Acquisition-related expenses	(939)	1,731	(154)%	(125)	4,221	(103)%
Total operating expenses	163,391	151,451	8%	320,861	310,809	3%
Income from operations	45,202	38,616	17%	91,667	71,042	29%
Other expense, net	(16,362)	(18,752)	13%	(32,535)	(37,876)	14%
Income before income taxes	28,840	19,864	45%	59,132	33,166	78%
Provision for income taxes	7,767	2,835	174%	15,246	5,191	194%
Net income	$21,073	$17,029	24%	$43,886	$27,975	57%

Earnings per share:
Basic	$0.50	$0.40	25%	$1.04	$0.65	60%
Diluted	$0.50	$0.39	28%	$1.03	$0.63	63%
Weighted average shares outstanding:
Basic	41,901	43,053	(3)%	42,028	43,154	(3)%
Diluted	42,310	44,156	(4)%	42,519	44,522	(4)%

Stock-based compensation is included in the condensed consolidated statements of operations, as follows:
Costs of revenue	$1,508	$1,560	(3)%	$3,126	$2,755	13%
Sales and marketing	4,059	3,663	11%	8,142	6,695	22%
Product development	5,847	4,984	17%	11,442	9,394	22%
General and administrative	9,095	6,534	39%	16,273	12,580	29%
Total	$20,509	$16,741	23%	$38,983	$31,424	24%

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	May 31, 2026	November 30, 2025
Assets
Current assets:
Cash and cash equivalents	$102,978	$94,807
Accounts receivable, net	125,209	195,783
Unbilled receivables, current portion	51,297	46,599
Other current assets	57,018	62,776
Total current assets	336,502	399,965
Property and equipment, net	14,938	13,694
Goodwill and intangible assets, net	1,824,329	1,893,082
Right-of-use lease assets	31,526	25,842
Unbilled receivables, non-current portion	44,139	29,950
Other assets	94,189	95,125
Total assets	$2,345,623	$2,457,658
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$83,422	$117,331
Convertible senior notes, current portion, net	—	359,163
Operating lease liabilities, current portion	8,144	8,490
Deferred revenue, current portion	324,469	324,750
Total current liabilities	416,035	809,734
Long-term debt	850,000	600,000
Operating lease liabilities, non-current portion	26,467	21,077
Deferred revenue, non-current portion	98,756	100,329
Convertible senior notes, non-current portion, net	442,147	441,186
Other non-current liabilities	6,135	6,983
Stockholders' equity:
Common stock and additional paid-in capital	416,043	384,119
Retained earnings	90,040	94,230
Total stockholders' equity	506,083	478,349
Total liabilities and stockholders' equity	$2,345,623	$2,457,658

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Operating activities:
Net income	$21,073	$17,029	$43,886	$27,975
Depreciation and amortization	38,186	39,568	75,646	78,777
Stock-based compensation	20,509	16,741	38,983	31,424
Other non-cash adjustments	3,713	(1,332)	10,961	1,738
Changes in operating assets and liabilities	(4,644)	(42,010)	7,987	(40,971)
Net cash flows from operating activities	78,837	29,996	177,463	98,943
Capital expenditures	(1,864)	(495)	(4,569)	(1,785)
Repurchases of common stock, net of issuances	(32,061)	(13,478)	(47,026)	(37,348)
Dividend equivalent payments to stockholders	—	(295)	—	(654)
Payments for acquisitions	—	—	—	(1,195)
Repurchases of convertible senior notes	(360,000)	—	(360,000)	—
Proceeds from revolving line of credit	360,000	—	360,000	—
Repayment of revolving line of credit	(50,000)	(40,000)	(110,000)	(70,000)
Other	(5,105)	2,117	(7,697)	(4,032)
Net change in cash and cash equivalents	(10,193)	(22,155)	8,171	(16,071)
Cash and cash equivalents, beginning of period	113,171	124,161	94,807	118,077
Cash and cash equivalents, end of period	$102,978	$102,006	$102,978	$102,006

RECONCILIATIONS OF GAAP TO NON-GAAP SELECTED FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Adjusted income from operations:
GAAP income from operations	$45,202	$38,616	$91,667	$71,042
Amortization of acquired intangibles	35,105	36,600	69,473	72,830
Stock-based compensation	20,509	16,741	38,983	31,424
Restructuring expenses	1,480	1,043	2,186	8,072
Acquisition-related expenses	(939)	1,731	(125)	4,221
Cyber vulnerability response expenses, net	1,266	730	2,624	1,467
Non-GAAP income from operations	$102,623	$95,461	$204,808	$189,056

Adjusted net income:
GAAP net income	$21,073	$17,029	$43,886	$27,975
Amortization of acquired intangibles	35,105	36,600	69,473	72,830
Stock-based compensation	20,509	16,741	38,983	31,424
Restructuring expenses	1,480	1,043	2,186	8,072
Acquisition-related expenses	(939)	1,731	(125)	4,221
Cyber vulnerability response expenses, net	1,266	730	2,624	1,467
Provision for income taxes	(10,125)	(12,125)	(20,358)	(25,245)
Non-GAAP net income	$68,369	$61,749	$136,669	$120,744

Adjusted diluted earnings per share:
GAAP diluted earnings per share	$0.50	$0.39	$1.03	$0.63
Amortization of acquired intangibles	0.83	0.83	1.63	1.64
Stock-based compensation	0.49	0.37	0.92	0.71
Restructuring expenses	0.03	0.02	0.05	0.18
Acquisition-related expenses	(0.02)	0.04	—	0.09
Cyber vulnerability response expenses, net	0.03	0.02	0.06	0.03
Provision for income taxes	(0.24)	(0.27)	(0.48)	(0.57)
Non-GAAP diluted earnings per share	$1.62	$1.40	$3.21	$2.71

Non-GAAP weighted avg shares outstanding - diluted	42,310	44,156	42,519	44,522

OTHER NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Free Cash Flow and Unlevered Free Cash Flow
	Three Months Ended			Six Months Ended
(in thousands)	May 31, 2026	May 31, 2025	% Change	May 31, 2026	May 31, 2025	% Change
Cash flows from operations	$78,837	$29,996	163%	$177,463	$98,943	79%
Purchases of property and equipment	(1,864)	(495)	277%	(4,569)	(1,785)	156%
Free cash flow	76,973	29,501	161%	172,894	97,158	78%
Add back: restructuring payments	2,233	7,567	(70)%	5,157	13,121	(61)%
Adjusted free cash flow	$79,206	$37,068	114%	$178,051	$110,279	61%
Add back: tax-effected interest expense	12,729	14,511	(12)%	24,926	29,253	(15)%
Unlevered free cash flow	$91,935	$51,579	78%	$202,977	$139,532	45%

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR FISCAL YEAR 2026 GUIDANCE
(Unaudited)

Fiscal Year 2026 Updated Non-GAAP Operating Margin Guidance
	Fiscal Year Ending November 30, 2026
(in millions)	Low	High
GAAP income from operations	$157.2	$164.1
GAAP operating margin	16%	16%
Restructuring expense	2.6	2.6
Stock-based compensation	73.5	73.5
Acquisition-related expenses	5.0	5.0
Amortization of acquired intangibles	137.3	137.3
Cyber vulnerability response expenses, net	12.4	12.4
Total adjustments(1)	230.8	230.8
Non-GAAP income from operations	$388.0	$394.9
Non-GAAP operating margin	39%	39%

Fiscal Year 2026 Updated Non-GAAP Earnings per Share and Effective Tax Rate Guidance
	Fiscal Year Ending November 30, 2026
(in millions, except per share data)	Low	High
GAAP net income	$67.7	$73.6
Adjustments (from previous table)	230.8	230.8
Income tax adjustment(2)	(41.7)	(41.3)
Non-GAAP net income	$256.8	$263.1

GAAP diluted earnings per share	$1.60	$1.74
Non-GAAP diluted earnings per share	$6.09	$6.21

Diluted weighted average shares outstanding	42.2	42.4

[1] Total adjustments include preliminary estimates relating to the valuation of intangible assets acquired from Nuclia and restructuring expenses. The final amounts will not be available until the Company's internal procedures and reviews are completed.

[2] Tax adjustment is based on a non-GAAP effective tax rate of approximately 20%, calculated as follows:
	Fiscal Year Ending November 30, 2026
	Low	High
Non-GAAP income from operations	$388.0	$394.9
Other (expense) income, net	(67.0)	(66.0)
Non-GAAP income from continuing operations before income taxes	321.0	328.9
Non-GAAP net income	256.8	263.1
Tax provision	$64.2	$65.8
Non-GAAP tax rate	20%	20%

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR FISCAL YEAR 2026 GUIDANCE
(Unaudited)

Fiscal Year 2026 Updated Adjusted Free Cash Flow and Unlevered Free Cash Flow Guidance
	Fiscal Year Ending November 30, 2026
(in millions)	Low	High
Cash flows from operations (GAAP)	$273	$285
Purchases of property and equipment	(8)	(8)
Add back: restructuring payments	6	6
Adjusted free cash flow (non-GAAP)	271	283
Add back: tax-effected interest expense	52	51
Unlevered free cash flow (non-GAAP)	$323	$334

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR Q3 2026 GUIDANCE
(Unaudited)

Q3 2026 Non-GAAP Earnings per Share Guidance
	Three Months Ending August 31, 2026
	Low	High
GAAP diluted earnings per share	$0.35	$0.41
Acquisition-related expense	0.07	0.07
Stock-based compensation	0.41	0.41
Amortization of acquired intangibles	0.85	0.85
Cyber vulnerability response expenses, net	0.13	0.13
Total adjustments(3)	1.46	1.46
Income tax adjustment	(0.28)	(0.28)
Non-GAAP diluted earnings per share	$1.53	$1.59

[3] Total adjustments include preliminary estimates relating to the valuation of intangible assets acquired from Nuclia and restructuring expenses. The final amounts will not be available until the Company's internal procedures and reviews are completed.

Important Information Regarding Non-GAAP Financial Measures, Liquidity Measures, and Select Performance Metrics

Progress furnishes certain non-GAAP supplemental information to our financial results. We use such non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that excluding the effects of certain GAAP-related items helps to illustrate underlying trends in our business and provides us with a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business. Management also uses such non-GAAP financial measures to establish budgets and operational goals, evaluate performance, and allocate resources. In addition, the compensation of our executives and non-executive employees is based in part on the performance of our business as evaluated by such non-GAAP financial measures. We believe these non-GAAP financial measures enhance investors' overall understanding of our current financial performance and our prospects for the future by: (i) providing more transparency for certain financial measures, (ii) presenting disclosure that helps investors understand how we plan and measure the performance of our business, (iii) affording a view of our operating results that may be more easily compared to our peer companies, and (iv) enabling investors to consider our operating results on both a GAAP and non-GAAP basis (including following the integration period of our prior acquisitions). However, this non-GAAP information is not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP") and should be considered in conjunction with our GAAP results as the items excluded from the non-GAAP information may have a material impact on Progress' financial results. A reconciliation of non-GAAP adjustments to Progress' GAAP financial results is included in the tables above.

In the noted fiscal periods, we adjusted for the following items from our GAAP financial results to arrive at our non-GAAP financial measures:

•Amortization of acquired intangibles - We exclude amortization of acquired intangibles because those expenses are unrelated to our core operating performance and the intangible assets acquired vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses acquired. Adjustments include preliminary estimates relating to the valuation of intangible assets from Nuclia. The final amounts will not be available until the Company's internal procedures and reviews are completed.
•Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community evaluates our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size, and nature of awards granted. As such, we do not include these charges in operating plans.
•Restructuring expenses - In all periods presented, we exclude restructuring expenses incurred because those expenses distort trends and are not part of our core operating results.
•Acquisition-related expenses - We exclude acquisition-related expenses in order to provide a more meaningful comparison of the financial results to our historical operations and forward-looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity, and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity, and/or volume of future acquisitions.
•Cyber vulnerability response expenses, net - We exclude certain expenses resulting from the MOVEit Vulnerability, as more thoroughly described in our filings with the Securities and Exchange Commission since June 5, 2023. Such expenses primarily consist of legal and other professional services related thereto. Expenses related to such cyber matters are provided net of expected insurance recoveries, although the timing of recognizing insurance recoveries may differ from the timing of recognizing the associated expenses. Costs associated with the enhancement of our cybersecurity program are not included within this adjustment. We expect to continue to incur legal and other professional services expenses in future periods associated with the MOVEit Vulnerability. Expenses related to such cyber matters are expected to result in operating expenses that would not have otherwise been incurred in the normal course of business operations. We believe that excluding these costs facilitates a more meaningful evaluation of our operating performance and comparisons to our past operating performance.
•Provision for income taxes - We adjust our income tax provision by excluding the tax impact of the non-GAAP adjustments discussed above.

•Constant currency - Revenue from our international operations has historically represented a substantial portion of our total revenue. As a result, our revenue results have been impacted, and we expect will continue to be impacted, by fluctuations in foreign currency exchange rates. As exchange rates are an important factor in understanding period-to-period comparisons, we present revenue growth rates on a constant currency basis, which helps improve the understanding of our revenue results and our performance in comparison to prior periods. The constant currency information presented is calculated by translating current period results using prior period weighted average foreign currency exchange rates.

In the noted fiscal periods, we also present the following liquidity measures:

•Adjusted free cash flow ("AFCF") and unlevered free cash flow ("Unlevered FCF") - AFCF is equal to cash flows from operating activities less purchases of property and equipment, plus restructuring payments. Unlevered FCF is AFCF plus tax-effected interest expense on outstanding debt.

In the noted fiscal periods, we also present the following select performance metrics:

•Annualized Recurring Revenue ("ARR") - We disclose ARR as a performance metric to help investors better understand and assess the performance of our business because our mix of revenue generated from recurring sources currently represents the substantial majority of our revenues and is expected to continue in the future. We define ARR as the annualized revenue of all active and contractually binding term-based contracts from all customers at a point in time. ARR includes revenue from maintenance, software upgrade rights, public cloud, and on-premises subscription-based transactions and managed services. ARR mitigates fluctuations in revenue due to seasonality, contract term and the sales mix of subscriptions for term-based licenses and SaaS. We use ARR to understand customer trends and the overall health of our business, helping us to formulate strategic business decisions.

We calculate the annualized value of annual and multi-year contracts, and contracts with terms less than one year, by dividing the total contract value of each contract by the number of months in the term and then multiplying by 12. Annualizing contracts with terms less than one-year results in amounts being included in our ARR that are in excess of the total contract value for those contracts at the end of the reporting period. We generally do not sell non-SaaS-based contracts with a term of less than one year unless a customer is purchasing additional licenses under an existing annual or multi-year contract. The expectation is that at the time of renewal, such contracts with a term less than one year will renew with the same term as the existing contracts being renewed, such that both contracts are co-termed. Historically, such contracts with a term of less than one year renew at rates equal to or better than annual or multi-year contracts.

For SaaS-based contracts, there is a meaningful percentage of monthly auto-renewing contracts for which annualizing the contracts results in amounts being included in our ARR that are in excess of the total contract value for those contracts at the end of the reporting period.

Revenue from term-based license and on-premises subscription arrangements include a portion of the arrangement consideration that is allocated to the software license that is recognized up-front at the point in time control is transferred under ASC 606 revenue recognition principles. ARR for these arrangements is calculated as described above. The expectation is that the total contract value, inclusive of revenue recognized as software license, will be renewed at the end of the contract term.

The calculation is done at constant currency using the current year budgeted exchange rates for all periods presented.

ARR is not defined in GAAP and is not derived from a GAAP measure. Rather, ARR generally aligns to billings (as opposed to GAAP revenue which aligns to the transfer of control of each performance obligation). ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

•Net Retention Rate ("NRR") - We calculate net retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period end ("Prior Period ARR"). We then calculate the ARR from these same customers as of the current period end ("Current Period ARR"). Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months but excludes ARR from new customers in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the net retention rate. Net retention rate is not calculated in accordance with GAAP and is not derived from a GAAP measure.

Note Regarding Forward-Looking Statements

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward-looking statements with words like "believe," "may," "could," "would," "might," "should," "expect," "intend," "plan," "target," "anticipate" and "continue," the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements regarding Progress' business outlook (including future acquisition activity) and financial guidance. There are a number of factors that could cause actual results or future events to differ materially from those anticipated by the forward-looking statements, including, without limitation: (i) economic, geopolitical, and market conditions can adversely affect our business, results of operations, and financial condition, including our revenue growth and profitability, which in turn could adversely affect our stock price; (ii) our international sales and operations subject us to additional risks that can adversely affect our operating results, including risks relating to foreign currency gains and losses; (iii) we may fail to achieve our financial forecasts due to such factors as delays or size reductions in transactions, fewer large transactions in a particular quarter, fluctuations in currency exchange rates, or a decline in our renewal rates for contracts; (iv) if the security measures for our software, services, other offerings or our internal information technology infrastructure are compromised or subject to a successful cyber-attack, or if our software offerings contain significant coding or configuration errors or zero-day vulnerabilities, we may experience reputational harm, legal claims and financial exposure; and the results of inquiries, investigations and legal claims regarding the MOVEit Vulnerability remain uncertain, while the ultimate resolution of these matters could result in losses that may be material to our financial results for a particular period; and (v) future acquisitions may not be successful or may involve unanticipated costs or other integration issues that could disrupt our existing operations. For further information regarding risks and uncertainties associated with Progress' business, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended November 30, 2025. Progress undertakes no obligation to update any forward-looking statements, which speak only as of the date of this press release.